EXHIBIT 99.1

NEWS RELEASE

PGTI Reports 2016 Fiscal Year and Fourth Quarter Results
Record Annual Sales of $459 million
Record Fourth Quarter Sales of $110 million

Fiscal Year 2016 Financial Highlights versus the Prior Year

●	Net sales of $458.6 million, an increase of $68.7 million, or 18 percent (8 percent organic);
●	Gross margin of 30.6 percent, unchanged from last year;
●	Gross margin, as adjusted, of 30.9 percent, compared to 31.9 percent;
●	Net income of $23.7 million, compared to $23.6 million;
●	Net income, as adjusted, of $26.6 million, compared to $29.3 million;
●	Net income per diluted share of $0.47, unchanged from last year;
●	Adjusted net income per diluted share of $0.53, compared to $0.58;
●	Adjusted EBITDA of $75.7 million, compared to $67.4 million.

VENICE, Fla., February 21, 2017 – PGT Innovations, Inc. (NYSE: PGTI), the leading U.S. manufacturer and supplier of impact-resistant windows and doors, announced financial results for its fourth quarter and fiscal year ended December 31, 2016.

“PGT Innovations had an exciting year of growth and change in 2016. Our team delivered record sales of $459 million for the year, with 18 percent growth,” commented PGT Innovations’ Chairman of the Board and Chief Executive Officer, Rod Hershberger. “We continued to take share and outgrow Florida single-family housing starts, which grew a healthy 15 percent for the year. In part, this share gain and revenue growth was made possible by the WinDoor acquisition, which is aligned with our long-term growth strategy. While we did see softness in the high-end market in 2016, we believe this acquisition has us well positioned as the high-end market returns.”

“The underlying drivers of Florida’s population expansion, rational pricing, and consumer confidence is leading to a steady market recovery for both new construction and repair and remodeling activities,” Hershberger continued. “During 2016, Florida’s population grew faster than at any time in the last six years, which continued to drive Florida’s economic growth with the single largest factor being the continued recovery in housing.”

Hershberger added, “Slower home-price appreciation is aiding affordability, as home builder confidence continues to soar, leading builders to respond to increasing demand for newly constructed homes. We expect this to have increasingly broader ripple effects on the supply chain for all new-home construction materials, including windows and doors.”

Hershberger concluded, “The stock markets continue to set records, and every measure of consumer sentiment indicates consumer confidence is at near record highs. We are looking forward to the spring 2017 home buying season.”

Fourth Quarter 2016 Financial Highlights versus the Fourth Quarter 2015

●	Net sales of $109.5 million, an increase of $16.5 million, or 18 percent (7 percent organic);
●	Gross margin of 28.8 percent, compared to 27.7 percent;
●	Gross margin, as adjusted, of 29.5 percent, compared to 30.3 percent;
●	Net income of $4.1 million, compared to $3.8 million;
●	Net income, as adjusted, of $5.0 million, compared to $5.8 million;
●	Net income per diluted share of $0.08, compared to $0.07;
●	Adjusted net income per diluted share of $0.10, compared to $0.12;
●	Adjusted EBITDA of $16.3 million, compared to $14.4 million.

“Sales of $110 million set a fourth-quarter record for our Company, led by our legacy brand, PGT Custom Windows and Doors,” commented Jeff Jackson, PGT Innovations’ President. “We were able to leverage our competencies to capture growth in the mass custom market. We expanded our vinyl capacity to capitalize on this market dynamic, and were able to realize strong growth in our impact vinyl products, which grew by 44 percent compared to last year’s fourth quarter.”

Jackson continued, “Our second new Thermal Plastic Spacer (TPS) system, which is an innovative and cutting-edge technology that we believe will enable us to produce better quality insulated glass units, was fully operational as of October 2016. Our first TPS system came online in September 2016.”

“As we move further into 2017, our three brands are continuing to operate more effectively as one company, providing best-in-class solutions to our customers,” Jackson commented,  “In January, at the International Builders Show in Orlando, we unveiled a comprehensive three brand go-to-market strategy with newly-enhanced brand positions. We showcased new products, which we plan to launch later this year, such as WinDoor’s lift-and-slide door, and bi-fold door. We also gave a glimpse into our research and development pipeline, which includes state-of-the-art hardware solutions and several other innovative product designs.”

“We believe these investments in our brands, combined with operational investments, provide a foundation to support expected growth that will generate long-term value for the shareholders of PGT Innovations,” stated Jackson.

Fiscal Year 2017 Outlook

“On February 13, 2017, we announced the repricing of our $264 million term loan facility, which reduced our annual interest rate by one full percentage-point,” said Brad West, PGT Innovations’ Chief Financial Officer. “This repricing will benefit us in several ways during 2017, including lowering interest expense, adding to free cash flow, and adding to our bottom line and per share earnings.”

Mr. West continued, “For 2017, we expect full-year sales to range between $490 and $500 million, representing an increase of between 7 and 9 percent. We expect sales in this range will generate consolidated EBITDA of between $83 and $87 million.”

Conference Call

PGT Innovations will host a conference call on Tuesday, February 21, 2017, at 8:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the conference call, kindly dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). The conference ID is 56191355. A replay of the call will be available beginning February 21, 2017, at 11:30 a.m. eastern time through February 28, 2017, at 11:30 a.m. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 56191355.

About PGT Innovations, Inc.

PGT INNOVATIONS, INC. (NYSE:PGTI), headquartered in North Venice, Florida, through its wholly-owned subsidiaries, creates products which focus on protecting and enhancing the beauty and functionality of homes and businesses. The Company’s trusted brands include PGT Custom Windows & Doors, CGI Windows & Doors and WinDoor. PGT Innovations, Inc. holds the leadership position in its primary market and is part of the S&P SmallCap 400 Index. For additional information, visit http://ir.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “expect,” “expectations,” “outlook,” “forecast,” “guidance,” “intend,” “believe,” “could,” “project,” “estimate,” “anticipate,” “should” and similar terminology. These risks and uncertainties include factors such as:

·	unfavorable changes in new home starts and home remodeling trends, especially in the State of Florida, where the substantial portion of our sales are generated;
·	unfavorable changes in the economy in the United States in general and in the State of Florida, where the substantial portion of our sales are generated;
·	increases in our cost of raw materials, including aluminum, glass and vinyl;
·	our dependence on a limited number of suppliers for certain of our key materials;
·	increases in our transportation costs;
·	our level of indebtedness;
·	our dependence on our impact-resistant product lines;
·	our ability to successfully integrate businesses we may acquire, including our acquisitions of CGI Windows and Doors, Inc. and WinDoor, Inc.
·	product liability and warranty claims brought against us;
·	federal, state and local laws and regulations, including unfavorable changes in local building codes;
·	our dependence on a limited number of manufacturing facilities; and,
·	the other risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended January 2, 2016.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding:  (1) the market for high-end window and door products, and the impact that our acquisition of WinDoor, Inc. may have on our sales and performance in that market; (2) rates of new home construction in the Florida market, and the anticipated impact of slowing home price appreciation and other factors on new home construction; (3) home builder confidence and the anticipated impact it may have on demand for new home construction materials; (4) the 2017 home buying season in the Florida market; (5) the timing and impact on our financial performance of new products that we plan to introduce during 2017; (6) the impact of our investments in our brands and operations on our anticipated growth and long-term shareholder value; and (7) our projected financial performance, results and outlook for 2017.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the Company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

SOURCE: PGT Innovations, Inc.

CONTACT: PGT Innovations, Inc.
Brad West, Senior Vice President and CFO
941-480-1600
bwest@pgtindustries.com

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016

Net sales	$109,504	$93,008	$458,550	$389,810
Cost of sales	77,945	67,283	318,452	270,678
Gross profit	31,559	25,725	140,098	119,132
Selling, general and administrative expenses	20,786	17,386	83,995	68,190
Fair value adjustment to contingent consideration	-	-	(3,000)	-
Income from operations	10,773	8,339	59,103	50,942
Interest expense, net	5,190	2,918	20,125	11,705
Debt extinguishment costs	-	-	3,431	-
Other expenses, net	-	31	-	388
Income before income taxes	5,583	5,390	35,547	38,849
Income tax expense	1,461	1,616	11,800	15,297
Net income	$4,122	$3,774	$23,747	$23,552

Basic net income per common share	$0.08	$0.08	$0.49	$0.49

Diluted net income per common share	$0.08	$0.07	$0.47	$0.47

Weighted average common shares outstanding:
Basic	49,077	48,695	48,856	48,272

Diluted	50,737	50,613	50,579	50,368

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	December 31,	January 2,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$39,210	$61,493
Accounts receivable, net	41,646	31,783
Inventories	30,511	23,053
Prepaid expenses and other current assets	11,010	10,643
Total current assets	122,377	126,972

Property, plant and equipment, net	84,209	71,503
Intangible assets, net	120,930	79,311
Goodwill	108,060	65,635
Other assets, net	1,072	607
Total assets	$436,648	$344,028

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$22,803	$19,578
Current portion of long-term debt	-	1,949
Total current liabilities	22,803	21,527

Long-term debt, less current portion	247,873	188,818
Deferred income taxes, net	32,171	25,894
Other liabilities	1,282	828
Total liabilities	304,129	237,067

Total shareholders' equity	132,519	106,961
Total liabilities and shareholders' equity	$436,648	$344,028

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$4,122	$3,774	$23,747	$23,552
Reconciling items:
Fair value adjustment to contingent consideration (2)	-	-	(3,000)	-
Refinancing- and acquisition-related costs (3)	-	-	4,632	-
Product line relocation and termination costs (4)	323	-	1,431	-
System conversion costs (5)	-	2,241	-	3,863
New product launch costs (6)	-	242	-	1,440
Glass line start-up costs (7)	628	-	628	141
Other corporate costs (8)	436	686	650	958
Tax effect of reconciling items	(493)	(1,118)	(1,532)	(2,259)
Discrete item in income tax expense (9)	-	-	-	1,595
Adjusted net income	$5,016	$5,825	$26,556	$29,290

Weighted average shares outstanding:
Diluted	50,737	50,613	50,579	50,368

Adjusted net income per share - diluted	$0.10	$0.12	$0.53	$0.58

Reconciliation to EBITDA and Adjusted EBITDA:
Net income	$4,122	$3,774	$23,747	$23,552
Depreciation and amortization expense	4,189	2,876	15,673	10,421
Interest expense, net	5,190	2,918	20,125	11,705
Income tax expense	1,461	1,616	11,800	15,297
EBITDA	14,962	11,184	71,345	60,975
Reconciling items:
Fair value adjustment to contingent consideration (2)	-	-	(3,000)	-
Refinancing- and acquisition-related costs (3)	-	-	4,632	-
Product line relocation and termination costs (4)	323	-	1,431	-
System conversion costs (5)	-	2,241	-	3,863
New product launch costs (6)	-	242	-	1,440
Glass line start-up costs (7)	628	-	628	141
Other corporate costs (8)	436	686	650	958
Adjusted EBITDA	$16,349	$14,353	$75,686	$67,377
Adjusted EBITDA as percentage of net sales	14.9%	15.4%	16.5%	17.3%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed February 21, 2017.

(2) Represents fair value adjustment resulting in the reversal of the liability for the earn-out contingency of $3 million established in the acquisition of WinDoor on February 16, 2016. The stock purchase agreement provided for a potential additional payment to the sellers based on WinDoor’s 2016 calendar-year sales. If WinDoor’s 2016 sales reached $46 million, the additional payment was 5.9% of sales, or $2.7 million, up to a maximum sales amount of $51 million, or $3 million.  If WinDoor’s 2016 calendar-year sales were less than $46 million, no payment was required. Based on WinDoor’s sales through the end of the 2016 second quarter, we believed that WinDoor would achieve 2016 calendar-year sales of at least the minimum sales level of $46 million requiring payment under the arrangement. Therefore, we made no adjustment to our payable for contingent consideration. However, based on WinDoor’s sales through the end of the third quarter of 2016, we concluded that it was unlikely that WinDoor’s 2016 calendar-year sales would reach $46 million, and as required by the accounting rules, in the third quarter of 2016 we recorded a fair value adjustment of $3.0 million to the liability for contingent consideration, which is included in income from operations in the year ended December 31, 2016. WinDoor's 2016 calendar-year sales did not reach at least $46 million.

(3) Represents costs and expenses relating to our February 16, 2016, acquisition of WinDoor, Inc., and simultaneous refinancing of our then existing credit facility into the 2016 Credit Agreement, as well as the minor acquisition completed in the 2016 third quarter. Of the $4.6 million, $3.4 million represents and is classified as debt extinguishment costs, and $902 thousand represents transaction- and refinancing-related costs and expenses classified within selling, general and administrative expenses in the year ended December 31, 2016. Costs of $299 thousand in the year ended December 31, 2016, represent post-acquisition costs and are classified within selling, general and administrative expenses in both periods.

(4) Represents product line relocation costs relating to the execution of planned manufacturing efficiency strategies, $143 thousand of which is classified within cost of sales and $180 thousand of which is classified within selling, general and administrative expenses in the three months ended December 31, 2016. The remaining $1.1 million represents product discontinuances in the first nine months of 2016, including our Architectural Systems aluminum and PremierVue vinyl impact products, of which $833 thousand is classified within cost of sales, and $275 thousand is classified within selling, general and administrative expenses in the year ended December 31, 2016.

(5) Represents operating costs and inefficiencies associated with conversion to new ERP system, of which $2.2 million is included in cost of sales in the three months ended January 2, 2016, and $3.8 million is included in cost of sales and $47 thousand is included in selling, general and administrative expenses in the year ended January 2, 2016. Of the $2.2 million, $1.5 million relates to incremental insulated glass purchase costs, $430 thousand relates to additional material costs and $350 thousand relates to labor inefficiencies.  Of the $3.8 million, $1.9 million relates to incremental insulated glass purchase costs, $826 thousand relates to additional material costs and $1.1 million relates to labor inefficiencies.

(6) Represents costs associated with new product launches, of which $242 thousand in the three months ended and $1.1 million in the year ended January 2, 2016, is included in cost of sales, and $304 thousand is included in selling, general and administrative expenses in the year ended January 2, 2016.

(7) In 2016, represents costs associated with the start-up of our two new Thermal Plastic Spacer system insulated glass lines, all of which is classified within cost of sales in the three months and year ended December 31, 2016. In 2015, represents costs associated with start-up of the then new laminated glass line, all of which is included in cost of sales in the year ended January 2, 2016.

(8) In 2016, represents special project costs relating to outside efficiency improvement experts, included in selling, general and administrative expenses in the three months and year ended December 31, 2016. In 2015, represents costs associated with acquisition target due diligence of $553 thousand in the three months and year ended January 2, 2016, included in selling, general and administrative expenses, other corporate costs of $133 thousand in the three months ended and $274 thousand in the year ended January 2, 2016, included in selling, general and administrative expenses, and fair value adjustments due to losses on non-hedge commodity-related contracts of $131 thousand, included in other expenses, net, in the year ended January 2, 2016.

(9) Represents income tax expense previously classified within accumulated other comprehensive losses, relating to the intraperiod income taxes on our effective aluminum hedges. This amount, previously allocated to other comprehensive income, was reversed in the second quarter of 2015.